                                                                    Exhibit 23.1



The Board of Directors and Stockholders
Autotote Corporation:


We consent to the incorporation by reference of our report date
December 11, 1995, except for Note 10 which is as of January 26, 1996, relating to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1995, and the related financial statement schedule, which report appears in the October 31, 1995, annual report on Form 10-K of Autotote Corporation.


                                    /s/ KPMG Peat Marwick LLP
                                    --------------------------
                                    KPMG Peat Marwick LLP


New York, New York
May 29, 1996


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